Exhibit 99.2

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the registration statement on Form S-4 filed with the SEC by Rain Enhancement Technologies, Inc. and Rain Enhancement Technologies Holdco, Inc. (the “Co-Registrants”), as it may be amended or supplemented from time to time (the “Registration Statement”), to which this consent is an exhibit, as a person who is to become a director of each of the Co-Registrants upon consummation of the Business Combination (as such term is defined in the Registration Statement) involving the Co-Registrants and Coliseum Acquisition Corp., and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Harry You
Harry You
Dated November 22, 2024